CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties, Inc.

Announces Closing of Follow-On Offering of

3,250,000 Shares of Common Stock

New York, New York, June 18, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today the closing of its underwritten public offering of 3,250,000 shares of its common stock at a price of $10.00 per share, less underwriting discounts and commissions. The Company received approximately $30.7 million in net proceeds from the offering after deducting underwriting discounts and commissions. The Company intends to use the net proceeds from the offering to make additional property acquisitions and repay certain indebtedness.

Robert W. Baird & Co. Incorporated, Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), and JMP Securities LLC acted as representatives of the several underwriters and joint book-running managers of the offering. Maxim Group LLC and National Securities Corporation acted as co-managers for the offering.

“We are very pleased that the seamless execution of this offering will permit us to continue to grow and diversify our property portfolio,” observed Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company. “The 22 high quality real estate assets that we intend to purchase with offering proceeds are consistent with our investment strategy and enhance our portfolio’s tenant mix and geographic diversification.”

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single-tenant, freestanding commercial properties generally subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The shares of common stock were offered pursuant to an effective registration statement that the Company previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities was made only by means of a prospectus. A copy of the prospectus relating to the offering is available on the SEC website at:

http://sec.gov/Archives/edgar/data/1507385/000114420412034735/v315952_424b4.htm.

Investors may obtain these documents free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

Alternatively, copies of the preliminary prospectus and prospectus relating to the offering may be obtained at the following address:

Robert W. Baird & Co. Incorporated

Attention: Syndicate Department

777 E. Wisconsin Avenue

Milwaukee, WI 53202

Telephone: 800-792-2413

Email: syndicate@rwbaird.com

An investor should read the Company’s prospectus carefully before investing. The prospectus contains important information about the Company and its investment objective and policies, risks, charges and expenses.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.